Exhibit 23.2

Consent of Independent Chartered Professional Accountants

We have issued our report dated March 6, 2019, with respect to the consolidated financial statements of FHF Holdings Ltd. contained in the Registration Statement on Form S-4 of Tilray, Inc. dated November 8, 2019. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Mississauga, Canada
November 8, 2019